Exhibit 99.1

Media Contact:

Margaret Kirch Cohen, 312-696-6383 or margaret.cohen@morningstar.com

FOR IMMEDIATE RELEASE

Morningstar, Inc. Raises Regular Quarterly Dividend to 10 Cents Per Share; Increases Share Repurchase Program by $200 Million

CHICAGO, Dec. 9, 2011—The board of directors of Morningstar, Inc. (NASDAQ: MORN), a leading provider of independent investment research, today declared a quarterly dividend of 10 cents per share—an increase over the quarterly dividend of 5 cents per share the company has paid since it began dividend payments in the first quarter of 2011. The dividend is payable Jan. 31, 2012 to shareholders of record as of Jan. 13, 2012. While subsequent dividends will be subject to board approval, the company expects to pay additional dividends on the following schedule:

Record Date	Payable Date
April 13, 2012	April 30, 2012
July 13, 2012	July 31, 2012
Oct. 12, 2012	Oct. 31, 2012
Jan. 11, 2013	Jan. 31, 2013

Morningstar’s board also has approved an increase to the $100 million share repurchase program it announced in October 2010. The board approval authorizes the company to repurchase up to an additional $200 million in shares of the company’s outstanding common stock. The company said it may repurchase shares from time to time at prevailing market prices on the open market or in private transactions in amounts that management deems appropriate, and has repurchased a total of 792,526 shares for $44.1 million as of Nov. 30, 2011.

About Morningstar, Inc.

Morningstar, Inc. is a leading provider of independent investment research in North America, Europe, Australia, and Asia. The company offers an extensive line of products and services for individuals, financial advisors, and institutions. Morningstar provides data on approximately 330,000 investment offerings, including stocks, mutual funds, and similar vehicles, along with real-time global market data on more than 5 million equities, indexes, futures, options, commodities, and precious metals, in addition to foreign exchange and Treasury markets. Morningstar also offers investment management services through its registered investment advisor subsidiaries and has more than $167 billion in assets under advisement and management as of Sept. 30, 2011. The company has operations in 26 countries.

Caution Concerning Forward-Looking Statements
This press release contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expect. For us, these risks and uncertainties include, among others, general industry conditions and competition, including ongoing economic weakness and uncertainty; the effect of market volatility on revenue from asset-based fees; damage to our reputation resulting from claims made about possible conflicts of interest; liability for any losses that result from an actual or claimed breach of our fiduciary duties; the increasing concentration of data and development work carried out at our offshore facilities in China and India; failing to differentiate our products and continuously create innovative, proprietary research tools; failing to successfully integrate acquisitions; challenges faced by our non-U.S. operations; and a prolonged outage of our database and network facilities. A more complete description of these risks and uncertainties can be found in our other filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K for the year ended December 31, 2010. If any of these risks and uncertainties materialize, our actual future results may vary significantly from what we expect. We do not undertake to update our forward-looking statements as a result of new information or future events.

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©2011 Morningstar, Inc. All Rights Reserved.

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